Exhibit 99.1
Tilly's, Inc. Announces Third Consecutive Quarter of Record Quarterly Net Sales and Earnings per Share
Introduces Fiscal 2021 Fourth Quarter Outlook

Irvine, CA – December 2, 2021 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced record-setting financial results for the third quarter and first thirty-nine weeks of fiscal 2021 ended October 30, 2021.
"Fiscal 2021 continues to be a record-setting year for us so far, which we believe has been driven by our strong product assortment, an improved consumer spending environment, and the hard work and dedication of our entire team. Each of the first three quarters have produced record net sales and earnings per share," commented Ed Thomas, President and Chief Executive Officer. "The fourth quarter is off to a strong start and, despite all of the challenges in the current environment, we remain optimistic about our business prospects for the remainder of fiscal 2021 and into fiscal 2022 at this time."
Fiscal 2021 Third Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the third quarter of fiscal 2021 versus the third quarter of fiscal 2020 ended October 31, 2020:
•Total net sales were $206.1 million, an increase of $65.8 million or 46.9%, compared to $140.3 million last year.
◦Net sales from physical stores were $165.3 million, an increase of $60.7 million or 58.1%, compared to $104.6 million last year, which was primarily due to a much more normalized back-to-school season this year that was free of pandemic-forced closures. Net sales from stores represented 80.2% of total net sales compared to 74.5% of total net sales last year. The Company ended the third quarter with 243 total stores compared to 238 total stores at the end of the third quarter last year.
◦Net sales from e-commerce were $40.8 million, an increase of $5.1 million or 14.3%, compared to $35.7 million last year. E-commerce net sales represented 19.8% of total net sales compared to 25.5% of total net sales last year.
◦Total comparable net sales for the third quarter of fiscal 2021 compared to the pre-pandemic third quarter of fiscal 2019 increased by 27.4%. Comparable net sales from physical stores increased by 18.3%, with increases across all geographic markets, and e-commerce net sales increased by 80.5%. In the third quarter of fiscal 2019, total net sales from physical stores represented 85.3% of total net sales while net sales from e-commerce represented 14.7% of total net sales.
•Gross profit was $76.7 million, or 37.2% of net sales, a record in the Company's history as a public company, compared to $40.7 million, or 29.0% of net sales, last year. Buying, distribution and occupancy costs improved by 690 basis points collectively, despite increasing by $2.7 million in total, due to leveraging these costs against higher net sales. Occupancy costs improved by 540 basis points despite increasing by $0.5 million with 5 net new stores. Distribution costs improved by 110 basis points despite increasing by $2.1 million. Buying costs improved by 40 basis points despite increasing by $0.1 million. Product margins improved by 130 basis points versus last year and by 200 basis points compared to fiscal 2019's third quarter due to lower markdowns.

•Selling, general and administrative ("SG&A") expenses were $47.7 million, or 23.2% of net sales, compared to $37.1 million, or 26.5% of net sales, last year. SG&A improved by 330 basis points as a percentage of net sales, despite increasing by $10.6 million, due to leveraging these costs over higher net sales compared to last year. Primary causes of the SG&A dollar increase included higher store payroll and related benefit costs of $7.6 million, primarily due to operating all stores for the entirety of the quarter and serving significantly higher net sales, corporate bonus accruals of $1.8 million due to the Company's strong operating performance thus far in fiscal 2021, and increased marketing expenses of $1.2 million.
•Operating income improved to $29.0 million, or 14.1% of net sales, compared to $3.5 million, or 2.5% of net sales, primarily due to the significant increase in net sales.
•Income tax expense was $8.2 million, or 28.1% of pre-tax income, compared to $1.4 million, or 39.8% of pre-tax income, last year. The decrease in the effective income tax rate was primarily due to the prior year impact of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), which provided for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates.
•Net income improved to $20.8 million, or $0.66 per diluted share, which are third quarter records for the Company as a public company, compared to $2.1 million, or $0.07 per diluted share, last year. Weighted average shares were 31.4 million this year compared to 29.8 million last year.
Fiscal 2021 Year-to-Date Results Overview
The following comparisons refer to the Company's operating results for the first thirty-nine weeks of fiscal 2021 versus the first thirty-nine weeks of fiscal 2020 ended October 31, 2020:
•Total net sales were $571.2 million, an increase of $217.8 million or 61.6%, compared to $353.4 million last year.
◦Net sales from physical stores were $457.6 million, an increase of $222.2 million or 94.4%, compared to $235.4 million last year, primarily due to the various periods of government-mandated store closures during the first thirty-nine weeks of last year as a result of the COVID-19 pandemic. Net sales from stores represented 80.1% of total net sales compared to 66.6% of total net sales last year.
◦Net sales from e-commerce were $113.6 million, a decrease of $(4.4) million or (3.7)%, compared to $118.1 million last year, primarily due to the anniversary of last year's substantial increase in e-commerce net sales during the period of government-mandated store closures. E-commerce net sales represented 19.9% of total net sales compared to 33.4% of total net sales last year.
◦Total comparable net sales for the first thirty-nine weeks of fiscal 2021 compared to the first thirty-nine weeks of pre-pandemic fiscal 2019 increased 22.5% with comparable net sales from physical stores up 13.7% and e-commerce net sales up 74.5%. In the first thirty-nine weeks of fiscal 2019, total net sales from physical stores represented 85.4% of total net sales while net sales from e-commerce represented 14.6% of total net sales.
•Gross profit was $206.3 million, or 36.1% of net sales, compared to $83.9 million, or 23.7% of net sales, last year. Buying, distribution and occupancy costs improved by 1050 basis points collectively, despite increasing by $5.9 million in total, due to leveraging these costs against higher net sales. Product margins improved by 190 basis points due to reduced markdowns.
•SG&A expenses were $136.0 million, or 23.8% of net sales, compared to $101.1 million, or 28.6% of net sales, last year. The 480 basis point improvement in SG&A as a percentage of net sales was primarily due to leveraging these expenses against higher net sales as a result of all stores being in operation for the entirety of the first thirty-nine weeks of the current year. Of the $34.9 million increase in SG&A, $24.0 million was attributable to store payroll and related benefits due to operating all stores for the entirety of the current year and serving significantly higher net sales, $6.0 million was attributable to corporate bonus accruals associated with strong operating performance thus far in fiscal 2021, $2.4 million was attributable to increased credit card fees associated with higher net sales, $2.2 million was attributable to increased marketing expenses, and $2.2 million was attributable to increased corporate payroll and related benefits due to being more fully staffed this year compared to significant furloughs and temporary management pay reductions during last year’s store shutdown period. Partially offsetting these SG&A increases is a net year-to-date decrease of $3.4 million attributable to a $1.7 million disputed California sales tax assessment originally recorded in the third quarter of fiscal 2020, which was subsequently resolved in the Company's favor and reversed in the first quarter of fiscal 2021.
•Operating income improved to $70.3 million, or 12.3% of net sales, compared to an operating loss of $(17.2) million, or (4.9)% of net sales, last year, as a result of the combined impact of the factors described above.
•Income tax expense was $17.9 million, or 25.5% of pre-tax income, compared to an income tax benefit of $(6.4) million, or 39.2% of pre-tax loss, last year. The decrease in the effective income tax rate was primarily due to deferred income tax benefits of $1.0 million derived from employee stock option exercise activity this year and the prior year impact of the CARES Act, which provided for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates.
•Net income improved to $52.2 million, or $1.68 per diluted share, which exceeds the earnings of any full fiscal year, compared to a net loss of $(10.0) million, or $(0.34) per share, last year. Weighted average diluted shares were 31.0 million this year compared to 29.7 million basic shares last year.
Balance Sheet and Liquidity
As of October 30, 2021, the Company had $155.6 million of cash and marketable securities and no debt outstanding. This compares to $125.3 million at the end of the third quarter last year, which included an aggregate of $12.4 million of withheld store lease payments, and no debt outstanding. The Company ended the third quarter with inventories per square foot up 29.4% relative to the end of the third quarter of fiscal 2020 as the Company seeks to support the current momentum of its business and position itself for the holiday season amid the ongoing supply chain challenges.
On November 18, 2021, the Company's Board of Directors declared a special cash dividend of $1.00 per share, or approximately $31 million in the aggregate, to all Class A and Class B common stockholders of record as of December 7, 2021. This dividend will be paid on December 15, 2021.
Fiscal 2021 Fourth Quarter Business Update and Outlook
Last year's fourth quarter was the first full period since the pandemic began in which the Company was fully operational. Total comparable net sales through November 30, 2021, increased by 19.6% compared to last year, with comparable net sales increases from physical stores of 27.6% and from e-commerce of 3.9%. Based on current and historical trends, and assuming that all of the Company's stores and e-commerce will remain in operation throughout the fourth quarter and that global supply chain challenges will not have a material negative impact on the Company's fiscal 2021 fourth quarter net sales results, the Company would expect its fourth quarter net sales to be in the range of approximately $210 million to $215 million and earnings per diluted share to be in the range of $0.42 to $0.50. This outlook is based on the Company's expectations that its product margins will improve by 50 to 100 basis points relative to last year's fourth quarter based on an assumption of a less promotional environment (last year's fourth quarter product margins were up 210 basis points compared to fiscal 2019's fourth quarter), its SG&A expenses will be approximately 26% of net sales, its estimated effective income tax rate will be 27%, and its weighted average diluted shares will be approximately 31.6 million. The Company currently expects to have 243 total stores at the end of fiscal 2021 compared to 238 at the end of fiscal 2020. This outlook range compares to $178 million in total net sales and $0.29 in earnings per diluted share during last year's fourth quarter.
Fiscal 2022 New Store and Capital Expenditure Plans
During fiscal 2022, we currently plan to open approximately 15 to 20 new stores within existing markets, primarily in California, Texas and the Northeast, assuming we are able to negotiate what we believe to be acceptable lease economics. We expect our total capital expenditures for fiscal 2022 to be in the range of approximately $25 million to $30 million, inclusive of our new store plans, investments in website and mobile app upgrades, distribution efficiencies, and other information technology infrastructure investments.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, December 2, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 9, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13724650.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 244 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on the Company, its operations, or its future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on the Company, its operations, or its future financial condition or operating results, expectations regarding future customer traffic and sales activities, the effects of guidance from local, state and federal governments and health organizations on its future business operations, the possibility of repaying withheld store rents, its ability to properly manage inventory levels, and any other statements about its future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on the Company's business and operations, and its ability to respond thereto (including any future surges in the number of cases or new strains or variants related thereto and the effects of the emergence from the COVID-19 pandemic on its business), its ability to respond to changing customer preferences and trends, attract customer traffic at its stores and online, execute its growth and long-term strategies, expand into new markets, continue to grow its e-commerce business, effectively manage its inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of its brand and brand image, general consumer spending patterns and levels, the markets generally, its ability to satisfy its financial obligations, including under its credit facility and its leases, and other factors that are detailed in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in its other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from the Company's website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with the financial statements and notes thereto contained in the Company's Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	October 30, 2021	January 30, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$59,392	$76,184	$99,309
Marketable securities	96,237	64,955	25,987
Receivables	8,881	8,724	11,397
Merchandise inventories	86,692	55,698	65,936
Prepaid expenses and other current assets	9,926	6,595	5,557
Total current assets	261,128	212,156	208,186
Operating lease assets	226,547	229,864	236,443
Property and equipment, net	49,392	52,639	54,756
Other assets	13,170	12,797	9,150
Total assets	$550,237	$507,456	$508,535
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,378	$24,983	$36,245
Accrued expenses	20,084	30,682	21,984
Deferred revenue	13,568	13,492	11,051
Accrued compensation and benefits	17,106	9,899	10,096
Current portion of operating lease liabilities	54,299	54,503	62,747
Other	727	632	316
Total current liabilities	152,162	134,191	142,439
Noncurrent operating lease liabilities	204,325	211,292	214,052
Other	1,112	1,351	838
Total liabilities	357,599	346,834	357,329
Stockholders’ equity:
Common stock (Class A)	24	22	22
Common stock (Class B)	7	8	8
Preferred stock	—	—	—
Additional paid-in capital	165,983	155,437	154,894
Retained earnings (Accumulated deficit)	26,616	5,135	(3,736)
Accumulated other comprehensive income	8	20	18
Total stockholders’ equity	192,638	160,622	151,206
Total liabilities and stockholders’ equity	$550,237	$507,456	$508,535

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net sales	$206,096	$140,275	$571,205	$353,409
Cost of goods sold (includes buying, distribution, and occupancy costs)	129,357	99,615	364,900	269,481
Gross profit	76,739	40,660	206,305	83,928
Selling, general and administrative expenses	47,742	37,122	136,007	101,082
Operating income (loss)	28,997	3,538	70,298	(17,154)
Other (expense) income, net	(1)	(28)	(219)	692
Income (loss) before income taxes	28,996	3,510	70,079	(16,462)
Income tax expense (benefit)	8,162	1,397	17,888	(6,446)
Net income (loss)	$20,834	$2,113	$52,191	$(10,016)
Basic earnings (loss) per share of Class A and Class B common stock	$0.67	$0.07	$1.72	$(0.34)
Diluted earnings (loss) per share of Class A and Class B common stock	$0.66	$0.07	$1.68	$(0.34)
Weighted average basic shares outstanding	30,915	29,708	30,429	29,693
Weighted average diluted shares outstanding	31,352	29,810	31,016	29,693

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2021	October 30, 2020
Cash flows from operating activities
Net income (loss)	$52,191	$(10,016)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,123	14,571
Insurance proceeds from casualty loss	117	—
Stock-based compensation expense	1,417	1,517
Impairment of long-lived assets	136	929
Loss on disposal of assets	52	67
Gain on sales and maturities of marketable securities	(101)	(685)
Deferred income taxes	57	(1,142)
Changes in operating assets and liabilities:
Receivables	1,847	(3,912)
Merchandise inventories	(31,111)	(9,035)
Prepaid expenses and other current assets	(3,698)	1,912
Accounts payable	21,402	16,130
Accrued expenses	(9,804)	2,392
Accrued compensation and benefits	7,207	2,906
Operating lease liabilities	(5,205)	6,224
Deferred revenue	76	(710)
Other liabilities	(856)	(115)
Net cash provided by operating activities	46,850	21,033
Cash flows from investing activities
Purchases of property and equipment	(10,911)	(6,395)
Proceeds from sale of property and equipment	17	—
Insurance proceeds from casualty loss	29	—
Purchases of marketable securities	(126,420)	(30,946)
Proceeds from marketable securities	95,224	75,157
Net cash (used in) provided by investing activities	(42,061)	37,816
Cash flows from financing activities
Proceeds from line of credit	—	23,675
Repayment of line of credit	—	(23,675)
Dividends paid	(30,710)	(29,677)
Proceeds from exercise of stock options	9,129	—
Net cash used in financing activities	(21,581)	(29,677)
Change in cash and cash equivalents	(16,792)	29,172
Cash and cash equivalents, beginning of period	76,184	70,137
Cash and cash equivalents, end of period	$59,392	$99,309

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2020 Q1	240	—	1	239	1,768
2020 Q2	239	—	1	238	1,760
2020 Q3	238	1	1	238	1,753
2020 Q4	238	1	1	238	1,751
2021 Q1	238	2	2	238	1,753
2021 Q2	238	6	—	244	1,788
2021 Q3	244	—	1	243	1,781
Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic during fiscal 2020.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com